Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. UPDATES FOURTH QUARTER GUIDANCE

 ~ Expects Q4 Comp Increase of 2.3% ~

~ Expects Significant Improvement in Operating Income ~

New York, New York — February 12, 2013 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 519 retail stores, today updated its fourth quarter fiscal year 2012 guidance.  These preliminary results are unaudited.   The Company expects to report full results for the fourth quarter and fiscal year 2012 during the third week of March 2013.

On a Generally Accepted Accounting Principles (GAAP) basis, fourth quarter fiscal year 2012 projected operating income is expected to be in the range of $9 million to $10 million.  On an as adjusted basis, excluding an anticipated favorable benefit of approximately $4 million to net sales and operating income reflecting revenue from unused merchandise credits, operating income is expected to be in the range of $5 million to $6 million.  During the fourth quarter of fiscal year 2012, the Company determined it had adequate information on historical redemption patterns for merchandise credits and utilized this to revise its estimates of redemption rates and the period over which breakage income is recognized.

The Company is providing guidance for the fourth quarter of fiscal year 2012 on an as adjusted basis, which excludes the previously mentioned favorable adjustment related to merchandise credits.  The Company currently expects:

•                  Comparable store sales to increase 2.3% versus the year-ago period.

•                  Adjusted net sales to be approximately $287 million compared to $271.8 million in the 13-week period last year.  This increase is driven by increased comparable store sales and the inclusion of the 53rd week, partially offset by operating fewer stores versus the prior year.

•                  Adjusted gross margin to increase approximately 500 basis points versus the fourth quarter last year.  This increase reflects significant improvements in merchandise margin resulting primarily from improved product costs and, to a lesser extent, improved leverage of buying and occupancy expenses.

•                  Adjusted selling, general and administrative expenses to decrease by approximately 100 basis points as a percentage of net sales compared to the prior year fourth quarter.

•                  Adjusted operating income to range between $5 million and $6 million.  This represents the high end of the Company’s previous guidance of $2 million to $6 million and a significant improvement from last year’s operating loss of $10.8 million.

•                  The effective tax rate to continue to be approximately 0%.

•                  Total inventory levels at the end of the fourth quarter of fiscal year 2012 to be down approximately 2% as compared to last year-end.  The retail value of in-store inventory per average store is expected to be up low double-digits on a percentage basis from last year to support the Company’s early Spring floorset.

•                  To end the fiscal year with no borrowings under its credit facility.

The Company’s updated guidance for the fourth quarter of fiscal year 2012 reflects the 14-week period ended February 2, 2013, compared to the 13-week period ended January 28, 2012.  As a result, net sales for the fourth quarter of fiscal year 2012 include an additional week, while comparable store sales exclude the 14th week.

Gregory Scott, New York & Company’s CEO, stated: “Our preliminary fourth quarter results point to a solid quarter for our Company driven by a positive response to our holiday assortments and marketing strategies.  We are pleased to have advanced each of our strategic initiatives in the fourth quarter and throughout 2012 and we look forward to building upon our progress in 2013.”

In a separate press release issued today, the Company announced a multi-year collaboration with actress and model, Eva Mendes.  As part of the collaboration, Eva will become an ambassador for the New York & Company brand and partner with the Company to design and market a line of apparel and accessories beginning in the second half of fiscal year 2013.

About New York & Company, Inc.

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and eCommerce store at www.nyandcompany.com. The Company currently operates 519 retail stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.
Suzanne Rosenberg, 212-884-2140
Director, Investor Relations
or
Investors:
ICR, Inc.
Allison Malkin, 203-682-8200

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.